Exhibit 16
Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

March 29, 2002

Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K dated March 28, 2002, of Savannah Electric and Power Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein

Very truly yours,




/s/ Arthur Andersen LLP
-------------------------
Arthur Andersen LLP


Copies to:
Mr. Anthony R. James, CEO, Savannah Electric and Power Company
Mr. Kirby R. Willis, CFO, Savannah Electric and Power Company
Mr. Gale E. Klappa, CFO, Southern Company